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                                                                   EXHIBIT 11.01


                        COMPUTATION OF EARNINGS PER SHARE


The numerators and denominators of basic and diluted earnings per share are as follows:


                                                                       1998               1999
                                                                  ------------       ------------
Numerator - Net income (loss) as reported                         $    152,900       $   (672,800)
                                                                  ============       ============
Denominator - Weighted average number of shares outstanding          6,688,300         10,084,200
Effect of dilutive securities                                               --                 --
                                                                  ------------       ------------
Diluted weighted average number of shares outstanding             $  6,688,300       $ 10,084,200
                                                                  ============       ============




During 1999, the Company granted stock options and warrants to purchase up to 2,079,000 shares, and its subsidiaries issued preferred shares with exchange rights for up to 5,011,400 common shares. These shares were not included in computing diluted earnings per share because their effects were antidilutive.